Exhibit 11.1
Computation of Earnings Per Common Share
(In thousands, except  per share data)                                                    Quarter Ended
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                                                                                     Mar. 31,       Apr. 1,
                                                                                       2002          2001
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
Average number of common shares used in basic calculation                             29,009         28,285
Net additional shares issuable pursuant to employee stock
   option plans at period-end market price                                                 - *            - *
Shares issuable on assumed conversion of convertible
   preferred securities                                                                    - *            - *
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Average number of common shares used in diluted calculation                           29,009         28,285
===============================================================================================================

Net earnings (loss)                                                                   (5,718)        (1,045)
Distribution savings on assumed conversion of convertible
    preferred securities, net of income taxes                                              - *            - *
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Net earnings (loss) for computation of diluted earnings per common share       $      (5,718)        (1,045)
===============================================================================================================

Basic earnings (loss) per common share                                         $       (0.20)         (0.04)
===============================================================================================================

Diluted earnings (loss) per common share                                       $       (0.20)         (0.04)
===============================================================================================================

     * Inclusion of shares issuable pursuant to employee stock option plans and the shares related to the convertible preferred securities results in an increase to earnings (loss) per share ("EPS") in 2002 and 2001. As those shares are antidilutive, they have been excluded from the computation of diluted EPS.